Chordiant Targeted Business Model
Revenue
License Revenue	35% to 50%
Service Revenue	50% to 65%

Margins
License Margin	95% to 97%
Services Margin	45% to 55%
Gross Margin	70% to 72%
Operating Expenses
Sales & Marketing	27% to 26%
Research & Development	20% to 19%
General & Administrative	13% to 12%

Total Opex	60% to 57%

Operating Income (Non-GAAP)*	10% to 15%

*Excludes stock-based compensation, intangible amortization, and non-recurring charges